                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                   iPASS INC.

                                       I.

      The name of this corporation is iPass Inc.

                                       II.

      The address of the registered office of the corporation in the State of Delaware is 9 Lookerman Street, City of Dover, County of Kent, and the name of the registered agent of the corporation in the State of Delaware at such address is the National Registered Agents.

                                      III.

      The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                       IV.

      A. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is one hundred and twenty million (120,000,000) shares. Ninety million (90,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). Thirty million (30,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001).

      B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a "Preferred Stock Designation") pursuant to the Delaware General Corporation Law ("DGCL"), to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

      C. One Million Four Hundred Thirty-Nine Thousand Two Hundred Eight (1,439,208) of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "Series A Preferred"). Seven Million Five Hundred Twenty-Six Thousand Three Hundred Ninety-Seven (7,526,397) shares of the authorized shares of Preferred Stock are


                                       2.
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hereby designated "Series B Preferred Stock" (the "Series B Preferred"). Three
Million Six Hundred Twenty-One Thousand Two Hundred Forty-Six (3,621,246) shares of the authorized shares of Preferred Stock are hereby designated "Series C Preferred Stock" (the "Series C Preferred"). Nine Million (9,000,000) shares of the authorized shares of Preferred Stock are hereby designated "Series D Preferred Stock" (the "Series D Preferred"). Six Million Five Hundred Thousand (6,500,000) shares of the authorized Preferred Stock are hereby designated "Series E Preferred Stock" (the "Series E Preferred"). One million nine hundred thirteen thousand one hundred and forty nine (1,913,149) shares of the authorized Preferred Stock remain undesignated (the "Undesignated Preferred"). The Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Undesignated Preferred are collectively referred to as the "Preferred Stock."

      D. The respective rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred are as follows:

            1.    DIVIDEND RIGHTS.

                  a. Holders of the Preferred Stock, in preference to the holders of any other stock of the Company ("Junior Stock"), shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the "Original Issue Price" per annum on each outstanding share of the Preferred Stock (as adjusted for any stock dividends, combinations, splits recapitalization and the like with respect to such shares (other than the September 1999 Stock Split)). The Original Issue Price of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred shall be $0.333, $0.299, $0.621, $1.436 and $3.412, respectively.
Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative. Any dividends paid by the Company at less than a full dividend, as provided herein, shall be made ratably among the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred based on the ratio of the dividend to the applicable original Issue Price for the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred.

                  b. So long as any shares of Preferred Stock shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Stock, nor shall any shares of any Junior Stock of the Company be purchased, redeemed, or otherwise acquired for value by the Company (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer) until all dividends (set forth in Section l(a) above) on the Preferred Stock shall have been paid or declared and set apart. In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Preferred Stock in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock. The provisions of this Section l(b) shall not, however, apply to (i) a dividend payable in Common Stock, (ii) the acquisition of shares of any Junior Stock in exchange for shares of any other Junior Stock, or (iii) any repurchase of any outstanding securities of the Company that is


                                       3.
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unanimously approved by the Company's Board of Directors and approved by the holders of the Preferred Stock pursuant to Section 2(b)(iii) below. The holders of the Preferred Stock expressly waive their rights, if any, as described in California Corporations Code Sections 502, 503 and 506 as they relate to repurchase of shares upon termination of employment.

            2.    VOTING RIGHTS.

                  a. GENERAL RIGHTS. Except as otherwise provided herein or as required by law, the Preferred Stock shall be voted equally with the shares of the Common Stock of the Company and not as a separate class, at any annual or special meeting of shareholders of the Company, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of the Preferred Stock shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of the Preferred Stock are convertible (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

                  b. SEPARATE VOTE OF SERIES A PREFERRED, SERIES B PREFERRED, SERIES C PREFERRED, SERIES D PREFERRED AND SERIES E PREFERRED. For so long as at least 300,000 shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred or any combination thereof (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred (other than the September 1999 Stock Split) (an "Adjustment Event")) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of more than fifty percent (50%) of the outstanding Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred, voting together and not as a separate class, shall be necessary for effecting or validating the following actions:

                        (i) Any amendment, alteration, or repeal of any provision of the Restated Articles or the Bylaws of the Company;

                        (ii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred;

                        (iii) Any repurchase of the Company's outstanding securities (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer) or payment of any dividend with respect to Junior Stock; and

                        (iv) Any agreement by the Company or its shareholders regarding an Asset Transfer or Acquisition (each as defined in Section 3(c)).

                  c. ELECTION OF BOARD OF DIRECTORS. For so long as at least 600,000 shares of Series B Preferred remain outstanding (subject to adjustment for any Adjustment Event


                                       4.
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affecting the Series B Preferred) (i) the holders of Series B Preferred, voting as a separate class, shall be entitled to elect two (2) members of the Company's Board of Directors at each meeting or pursuant to each consent of the Company's shareholders for the election of directors, and to remove from office any of such directors and to fill any vacancy caused by the resignation, death or removal of any of such directors; (ii) the holders of Common Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board of Directors at each meeting or pursuant to each consent of the Company's shareholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; (iii) the holders of Series A Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Board of Directors at each meeting or pursuant to each consent of the Company's shareholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director. For so long as at least 600,000 shares of Series D Preferred remain outstanding (subject to adjustment for any Adjustment Event affecting the Series D Preferred) (i) the holders of Series D Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Company's Board of Directors at each meeting or pursuant to each consent of the Company's shareholders for the election of directors, and to remove from office any of such director and to fill any vacancy caused by the resignation, death or removal of any of such director. The holders of Common Stock, Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred, voting together as a class, shall collectively be entitled to elect all remaining members of the Board of Directors.

            3.    LIQUIDATION RIGHTS.

                  a. Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of Preferred Stock shall be entitled to be paid out of the assets of the Company an amount per share of Preferred Stock equal to the applicable Original Issue Price plus all declared and unpaid dividends on such shares of the Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalization and the like with respect to such shares (other than the September 1999 Stock Split)) for each share of Preferred Stock held by them.

                  b. After the payment of the full liquidation preference of the Preferred Stock as set forth in Section 3(a) above, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

                  c. The following events shall be considered a liquidation under Section 3(a):

                        (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions in which in excess of fifty percent (50%) of the Company's voting power is transferred (an "Acquisition"); or


                                       5.

                        (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company (an "Asset Transfer").

                  d. If, upon any liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Preferred Stock of the liquidation preference set forth in Section 3(a), then such assets shall be distributed among the holders of the Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

            4.    REDEMPTION.

                  The Preferred Stock shall not be redeemable by the Company.

            5.    CONVERSION RIGHTS.

                  The holders of the Preferred Stock shall have the following rights with respect to the conversion of the Preferred Stock into shares of Common Stock (the "Conversion Rights"):

                  a. OPTIONAL CONVERSION. Subject to and in compliance with the provisions of this Section 5, any shares of Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the applicable conversion rate then in effect (determined as provided in Section 5(b)) by the number of shares of Preferred Stock being converted.

                  b. CONVERSION RATE. The conversion rate in effect at any time for conversion of the Series A Preferred (the "Series A Preferred Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series A Preferred by the "Series A Preferred Conversion Price," calculated as provided in Section 5(c). The conversion rate in effect at any time for conversion of shares of Series B Preferred (the "Series B Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of Series B Preferred by the "Series B Conversion Price," calculated as provided in Section 5(c) below. The conversion rate in effect at any time for conversion of shares of Series C Preferred (the "Series C Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of Series C Preferred by the "Series C Conversion Price," as calculated as provided in Section 5(c) below. The conversion rate in effect at any time for conversion of shares of Series D Preferred (the "Series D Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of Series D Preferred by the "Series D Conversion Price," as calculated as provided in Section 5(c) below. The conversion rate in effect at any time for conversion of shares of Series E Preferred (the "Series E Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of Series E Preferred by the "Series E Conversion Price," as calculated as provided in Section 5(c) below. Each of the Series A Conversion Rate, Series B Conversion Rate, Series C Conversion Rate, Series D Conversion Rate and Series E Conversion Rate may be referred to herein as the "Conversion Rate" with respect to such series of Preferred Stock).


                                       6.
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                  c. CONVERSION PRICE. The conversion price for the Series A
Preferred (the "Series A Preferred Conversion Price") shall initially be the Original Issue Price of the Series A Preferred. The conversion price for the Series B Preferred (the "Series B Conversion Price") shall initially be the Original Issue Price of the Series B Preferred. The Conversion Price for the Series C Preferred (the "Series C Conversion Price") shall initially be the Original Issue Price of the Series C Preferred. The Conversion Price for the Series D Preferred (the "Series D Conversion Price") shall initially be the Original Issue Price of the Series D Preferred. The Conversion Price for the Series E Preferred (the "Series E Conversion Price") shall initially be the Original Issue Price of the Series E Preferred. Each of the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price and Series E Conversion Price may be referred to herein as the "Conversion Price" with respect to such series of Preferred Stock. Such initial Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to the Conversion Price herein shall mean the Conversion Price as so adjusted.

                  d. MECHANICS OF CONVERSION. Each holder of Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Preferred Stock being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Preferred Stock being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

                  e. ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Company shall at any time or from time to time after the Original Issue Date of a series of Preferred Stock (as defined below) effect a subdivision of the outstanding Common Stock without a corresponding subdivision of such series of Preferred Stock, the Conversion Price of such series of Preferred Stock in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date of a series of Preferred Stock combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of such series of Preferred Stock, the Conversion Price of such series of Preferred Stock in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(e) shall become effective at the close of business on the date the subdivision or combination becomes effective. The Original Issue Date of a series of Preferred Stock is the date upon which the Company first issued a share of such series of Preferred Stock. No adjustment under this Section 5(e) shall result from the September 1999 Stock Split.


                                       7.

                  f. ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND DISTRIBUTIONS. If the Company at any time or from time to time after the Original Issue Date of a series of Preferred Stock makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Conversion Price of such series of Preferred Stock that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the such Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and
(2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, such Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Price shall be adjusted pursuant to this Section 5(f) to reflect the actual payment of such dividend or distribution.

                  g. ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. If the Company at any time or from time to time after the Original Issue Date of a series of Preferred Stock makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, in each such event provision shall be made so that the holders of such Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Company which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this
Section 5 with respect to the rights of the holders of such Preferred Stock or with respect to such other securities by their terms.

                  h. ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of a series of Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5), in any such event each holder of such Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.


                                       8.

                  i. REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time after the Original Issue Date of a series of Preferred Stock, there is a capital reorganization of the Common Stock (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 5), as a part of such capital reorganization, provision shall be made so that the holders of such series of Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of such Preferred Stock after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the applicable Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

                  j. CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Conversion Price of a series of Preferred Stock, if such series of Preferred Stock is then convertible pursuant to this Section 5, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of such Preferred Stock at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of the Conversion Price at the time in effect and shall be certified as true and correct by the Chief Financial Officer of the Company.

                  k. NOTICES OF RECORD DATE. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3(c)) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3(c)), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Preferred Stock at least twenty (20) days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.


                                       9.

                  l. AUTOMATIC CONVERSION.

                        (i) Each share of Series A Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series A Preferred Conversion Price, (A) at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series A Preferred, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company. Each share of Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Conversion Price of such series, (A) at any time upon the affirmative election of the holders of at least 66-2/3% of the outstanding shares of the applicable series of Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred, as the case may be, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price is at least $10.00, and
(ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $25,000,000. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d).

                        (ii) Upon the occurrence of the event specified in paragraph (1) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of the Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d).

                  m. FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board) on the date of conversion.

                  n. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common


                                      10.

Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                  o. NOTICES. Any notice required by the provisions of this
Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

                  p. PAYMENT OF TAXES. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

                  q. NO DILUTION OR IMPAIRMENT. Without the consent of the holders of the then outstanding Preferred Stock, as required under Section 2(b), the Company shall not amend its Restated Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against dilution or other impairment.

            6. NO REISSUANCE OF PREFERRED STOCK. No share or shares of Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued; and in addition, the Articles of Incorporation shall be appropriately amended to effect the corresponding reduction in the Company's authorized stock.

            7. NO PREEMPTIVE RIGHTS. Shareholders shall have no preemptive rights except as granted by the Company pursuant to written agreements.

                                       V.

      For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its


                                      11.

directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

      A.

            1.    MANAGEMENT OF BUSINESS

                  The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors that shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors; provided, however, that for so long as at least 600,000 shares of Series B Preferred remain outstanding (subject to adjustment for any Adjustment Event affecting the Series B Preferred), or at least 600,000 shares of Series D Preferred remain outstanding (subject to adjustment for any Adjustment Event affecting the Series D Preferred), the number of directors that shall constitute the whole Board of Directors shall not be less than five (5).

            2.    BOARD OF DIRECTORS

                  a. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, following the closing of the initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act"), covering the offer and sale of Common Stock to the public (the "Initial Public Offering"), the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the Initial Public Offering, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the Initial Public Offering, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. During such time or times that the corporation is subject to Section 2115(b) of the California General Corporation Law ("CGCL"), this Section A.2.a of this
Article V shall become effective and be applicable only when the corporation is a "listed" corporation within the meaning of Section 301.5 of the CGCL.

                  b. In the event that the corporation is subject to Section 2115(b) of the CGCL AND is not a "listed" corporation or ceases to be a "listed" corporation under Section 301.5 of the CGCL, Section A. 2. a. of this Article V shall not apply and all directors shall be shall be elected at each annual meeting of stockholders to hold office until the next annual meeting.

                  c. No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the


                                      12.

corporation is subject to Section 2115(b) of the CGCL AND is not a "listed" corporation or ceases to be a "listed" corporation under Section 301.5 of the CGCL. During this time, every stockholder entitled to vote at an election for directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder's shares are otherwise entitled, or distribute the stockholder's votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder, however, shall be entitled to so cumulate such stockholder's votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and
(ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder's intention to cumulate such stockholder's votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

      Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

            3.    REMOVAL OF DIRECTORS

                  Removal of directors shall be governed as provided in the Bylaws of the corporation.

            4.    VACANCIES

                  a. Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified.

                  b. If at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent (10%) of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in offices as aforesaid, which election shall be governed by Section 211 of the DGCL.


                                      13.

                  c. At any time or times that the corporation is subject to
Section 2115(b) of the CGCL, if, after the filling of any vacancy by the directors then in office who have been elected by stockholders shall constitute less than a majority of the directors then in office, then:

                        (i) Any holder or holders of an aggregate of five percent (5%) or more of the total number of shares at the time outstanding having the right to vote for those directors may call a special meeting of stockholders; or

                        (ii) The Superior Court of the proper county shall, upon application of such stockholder or stockholders, summarily order a special meeting of stockholders, to be held to elect the entire board, all in accordance with Section 305(c) of the CGCL. The term of office of any director shall terminate upon that election of a successor.

      B.

            1.    BYLAW AMENDMENTS

                  Subject to paragraph (h) of Section 43 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the voting stock of the corporation entitled to vote. The Board of Directors shall also have the power to adopt, amend, or repeal Bylaws.

            2.    BALLOTS

                  The directors of the corporation need not be elected by written ballot unless the Bylaws so provide.

            3.    ACTION BY STOCKHOLDERS

                  No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws or by written consent of stockholders in accordance with the Bylaws prior to the closing of the Initial Public Offering and following the closing of the Initial Public Offering no action shall be taken by the stockholders by written consent. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.

            4.    ADVANCE NOTICE

Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.


                                      14.

                                       VI.

      A. The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

      B. Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

                                      VII.

      A. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this
Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

      B. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the voting stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, and VII.


                                      15.